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                                                                  Exhibit 10.22

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement"), made as of the 7th day of June, 2000 (the "Effective Date"), by and between, UBICS, Inc., a Delaware corporation (the "Company"), and Robert C. Harbage ("Executive").

         WHEREAS, the Company desires to employ an individual to serve as its President and Chief Executive Officer; and

         WHEREAS, Executive is an individual qualified by education and experience to serve in the Company as its President and Chief Executive Officer; and

         WHEREAS, the Company's Board of Directors (the "Board") intends to elect Executive to fill a vacancy on the Board; and

         WHEREAS, the Company desires to employ Executive and thereby retain the benefit of Executive's knowledge and experience, and Executive desires to accept such employment pursuant to the terms of this Agreement.

         NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1 Definitions. Capitalized terms used herein will have the meanings set forth in the preamble of this Agreement, or as set forth below:

         1.1. "Benefits" means the employee benefits described in Section 3.2.

         1.2. "Cause" exists when Executive:

                  (a) engages in gross negligence or willful misconduct with respect to, the Company or any of its affiliates or subsidiaries, including (without limitation) fraud, embezzlement, theft, or dishonesty in the course of his employment or engagement;

                  (b) is convicted of or enters a plea of guilty or nolo contendere to a felony, a misdemeanor involving moral turpitude or any other crime which has an adverse effect on the Company or its reputation;

                  (c) materially breaches any agreement with or fiduciary duty owed to the Company and does not cure that breach within twenty (20) days after delivery of notice thereof; or

                  (d) engages in alcohol abuse or use of controlled drugs (other than in accordance with a physician's prescription).


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         1.3. "Change of Control" means any of the following events; (i) any individual, corporation, partnership, association, trust or other entity (other than Vijay Mallya or an affiliate of Mallya) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; (ii) the individuals who as of the date of this Agreement are members of the Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director will be considered to be a member of the Incumbent Board); (iii) an agreement by the Company to consolidate or merge with any other entity pursuant to which the Company will not be the continuing or surviving corporation or pursuant to which shares of the Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which holders of the Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger; (iv) an agreement of the Company to sell, lease, exchange or otherwise transfer in one transaction or a series of related transactions substantially all the assets of the Company; (v) the adoption of any plan or proposal for a complete or partial liquidation or dissolution of the Company; or (vi) an agreement to sell more than 50% of the outstanding voting securities of the Company in one or a series of related transactions other than an initial public offering of voting securities registered with the Securities and Exchange Commission.

         1.4 "Code" means the Internal Revenue Code of 1986, as amended.

         1.5 "Common Stock" means the common stock, par value $.01 per share, of the Company.

         1.6. "Competing Business" means, as of any given date, any business activity competitive with the business activities of the Company or any of its affiliates, which activities include, as of this date, (a) the provision of information technology professional services to customers by staff augmentation in the area of client/server design and development, enterprise resource planning package implementation and customization, e-commerce applications design and development, applications maintenance programming and database and systems administration and (b) web site and e-commerce applications design and development.

         1.7. "Disability" means disability of Executive that entitles him to receive long-term disability payments under the Company's group disability insurance coverage and such disability payments to Executive have commenced.

         1.8. "Expiration Date" means the third anniversary of the date hereof; provided, however, that if written notice by either party is not received at least three months prior to the third anniversary of the date hereof (or any subsequent anniversary of the date hereof, if this




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agreement is extended pursuant to this Section 1.8), then the Expiration Date will be automatically extended to the next anniversary of the date hereof.

         1.9. "Good Reason" means: (i) a material diminution by the Company of Executive's title or responsibilities including a loss of the titles of President and/or Chief Executive Officer; (ii) a diminution by the Company in Executive's salary, or incentive or other forms of compensation, provided that a reduction in Executive's performance bonus from year to year which is related to achievement of performance goals shall not constitute Good Reason; (iii) a material diminution by the Company in Executive's benefits; (iv) Executive not being elected to the Board within 30 days after the date of this Agreement; (v) Executive loss of membership on the Board other than as a result of or in connection with (A) Executive's death, disability or voluntary resignation from the Board or (B) termination of Executive's employment by the Company for Cause;
(vi) relocation of Executive's job location to a place, other than the state of California, which is more than 50 miles from the Company's current headquarters in Canonsburg, Pennsylvania, without Executive's agreement; (vii) a material breach of this Agreement by the Company which is not cured within 20 days after delivery of written notice thereof; or (vii) loss of Executive's reporting relationship to the Chairman of the Company.

         1.10. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data, source codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by Executive (1) at any time and at any place while Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the then existing or reasonably forseeable business of the Company, or (2) as a result of tasks assigned to Executive by the Company.

         1.11. "Proprietary Information" means confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on



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which stored or located), hardware and software configurations, designs, architecture and interfaces, (b) business research, studies, procedures and costs, (c) financial data, (d) distribution methods, (e) marketing data, methods, plans and efforts, (f) the identities of the Company's relationship(s) with actual and prospective customers, contractors and suppliers, (g) the terms of contracts and agreements with customers, contractors and suppliers, (h) the needs and requirements of, and the Company's course of dealing with, actual or prospective customers, contractors and suppliers, (i) personnel information, and
(j) customer and vendor credit information. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement. Proprietary Information shall not include (A) information which is or becomes generally known to the public through no act or omission of Executive and (B) information which has been or hereafter is lawfully obtained from a source other than the Company, or any of its subsidiaries or affiliates or any of their respective officers, directors, employees, equity holders or agents, so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the Company, or any of its subsidiaries or affiliates at the time such Proprietary Information was or is disclosed to Executive.

         1.12. "Restricted Period" means the Term and the twenty-four (24) month period following the expiration of the Term; provided, however, that if Executive's employment is terminated (a) by the Company without Cause, (b) by Executive for Good Reason, or (c) in the two-year period commencing on a Change of Control, the Restricted Period means the Term and the twelve (12) month period following the expiration of the Term.

         1.13. "Restrictive Covenants" means the provisions contained in Section
5.1 of this Agreement.

         1.14. "Term" means the period beginning on the date hereof and ending on the earlier of: (a) the Expiration Date, or (b) the date that Executive's employment with the Company is terminated for any reason.

SECTION 2 Duration of Agreement; Duties. Executive's employment by the Company may be terminated at any time; provided, however, that during the Term, the terms and conditions of Executive's employment by the Company shall be as herein set forth. During the Term, Executive shall serve as the Company's President and Chief Executive Officer and shall devote his best efforts and substantially all of his business time and services to the Company to perform such duties as may be customarily incident to such position and as may reasonably be assigned from time to time by the Board, as approved by the Chairman and the Board. Executive shall report to the Chairman for the day to day operation of the business. Executive will render his services hereunder to the Company and its affiliates and shall use his best efforts, judgment and energy in the performance of the duties assigned to him. Executive will perform his duties primarily at the Company's headquarters in Canonsburg, Pennsylvania or in California; provided, however, that Executive will travel for business purposes at such times and to such places as reasonably requested by the Company.



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SECTION 3 Annual Salary, Benefits, and Bonuses.

         3.1 Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 5 hereof, a base salary at an annual rate of $400,000 (the "Annual Salary"). The Annual Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Executive's wages by the Company, and which shall be withheld and paid in accordance with the Company's normal payroll practices for its similarly situated employees from time to time in effect. The Annual Salary shall be reviewed annually by the Board (or by the Compensation Committee thereof) by January 1 of each year and may be increased in the Board's (or the Compensation Committee's) discretion based on Executive's performance, provided that the Annual Salary for any year shall not be reduced below the Annual Salary for the immediately preceding year.

         3.2 Benefits.

                  (a) Executive will be entitled to participate in any benefit plans or arrangements sponsored or maintained by the Company from time to time for its senior executives, subject to the terms and conditions of such plans or arrangements. Such benefit plans shall include health and dental coverage for Executive and his family, life insurance and disability (short and long term) benefits.

                  (b) Executive will be entitled to four weeks of vacation per calendar year. Executive shall not be entitled to receive any payment for unused vacation or to carry over unused vacation from year to year.

         3.3 Performance Bonus. Executive shall be entitled to an annual performance bonus targeted to be equal to 100% of Executive's Annual Salary for such year, which shall be based on goals set by the Company in consultation with Executive by January 31 of the calendar year for which the bonus is potentially payable or, for any bonus payable with respect to 2000, within 60 days of execution of the Agreement. For the remaining portion of 2000, Executive shall be eligible to receive a target performance bonus of $100,000 subject to achievement of the established goals. The goals and bonus amount will be established so that Executive will have an opportunity to earn a bonus in excess of 100% of Annual Salary if the goals are exceeded. Unless otherwise agreed to in writing between the parties, the applicable bonus period for periods beginning after 2000 shall be the calendar year. The annual performance bonus shall be paid in a lump sum amount on or before March 15 of the calendar year following the calendar year for which the bonus was earned. The Company shall pay Executive, (a) on the first anniversary of the date of the Agreement a minimum bonus equal to $200,000, less any bonus (other than the hiring bonus pursuant to Section 3.4) previously paid and (b) on the second anniversary of the date of this Agreement a minimum bonus equal to $200,000 less all bonus amounts paid since the first anniversary of the date of this Agreement. The minimum bonus amounts paid pursuant to the preceding sentence will be applied against the respective annual



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performance bonus amount to be paid for the calendar years 2001 and 2002. In the event that this Agreement is not renewed at the end of the initial term or any renewal term, the performance bonus for the calendar year in which the Agreement expires shall be prorated and paid within 60 days after such expiration date.

         3.4 Hiring Bonus. Executive shall be entitled to receive from the Company, upon execution of this Agreement, a hiring bonus of $100,000. The Company shall pay such hiring bonus to Executive on the day he commences employment with the Company, provided, however, that Executive may elect, by written notice delivered to the Company prior to its payment of the hiring bonus, to defer all or part of the hiring bonus into a deferred compensation plan.

         3.5 Options. Executive shall be entitled to receive, on his date of hire, options to purchase 300,000 shares (the "Option Shares") of the Company's Common Stock under the Company's 1997 Stock Option Plan in accordance with the terms of a separate Stock Option Agreement. The options will be granted on the date of this Agreement, will be exercisable at a price of $3.22 per share and will vest over a five year period at the rate of 20% per year; provided that the options will become fully vested upon a Change in Control, upon Executive's termination of his employment for Good Reason, upon the Company's termination of Executive's employment without Cause and/or upon the Expiration Date following the Company's election not to extend the initial term of this Agreement.

         3.6 Relocation Expenses. The Company shall pay or reimburse Executive for his reasonable relocation expenses and shall provide Executive with assistance in the sale of his existing home and with a reasonable settlement allowance in such amount as may be agreed by the parties, in connection with Executive's relocation to Pittsburgh, Pennsylvania or in consideration with any future relocation of the Company's headquarters to California. In each case, the Company will provide Executive with (a) an allowance of $1,700.00 per month to cover Executive's temporary housing and living expenses plus (b) airfare and transportation (not more often than weekly) to and from his permanent residence while in the process of relocation, each for a period of no more than six months. The Company shall make a cash payment to Executive in an amount necessary to leave Executive in the same after-tax position as if the relocation expense reimbursement were not taxable. Such payment shall be made within a reasonable period of time prior to the date when Executive files his income tax return with respect to the year in which the tax is incurred.

SECTION 4 Equity Rights.

         4.1 Direct Purchase of Stock from Affiliate.

                  (a) General. Upon execution of this Agreement, Executive shall purchase from the Company's majority shareholder, United Breweries Information Consultancy Services Ltd. (the "Shareholder") 183,200 shares of Common Stock (the "Direct Purchase Shares") at a price of $4.00 per share.



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                  (b) Loan. The Company shall assist Executive in the purchase of the Direct Purchase Shares by making interest-free loans to Executive in the aggregate amount of $732,800 (the "Loans"). To evidence his obligation to repay the Loans, Executive shall execute and deliver three separate recourse notes with 30 month terms (the "Notes"). One-third of the Direct Purchase Shares shall be pledged as collateral for repayment of each Note pursuant to a pledge agreement satisfactory in form and substance to the Company. If Executive is terminated by the Company for Cause, or if Executive terminates his employment voluntarily, other than a termination for Good Reason, the full unpaid principal amount of the Notes shall be due and payable within 10 days of such termination. If Executive sells any of the Direct Purchase Shares during the term of the Notes, payment of the Notes shall be accelerated to the extent of the proceeds realized upon such sale of Direct Purchase Shares. In the Notes, the Company shall grant Executive a put option to require the Company to purchase the Direct Purchase Shares at a price of $3.00 per share.

         4.2 Stock Grant. Executive shall be granted 100,000 shares of Common Stock, effective as of the date of this Agreement (the "Grant Shares"). The Company shall make a cash payment to Executive in an amount necessary to leave Executive in the same after-tax position as if the grant of the Grant Shares was not taxable. Such payment shall be made within a reasonable period of time prior to the date when Executive files his income tax return with respect to the year in which the tax is incurred with respect to the Grant Shares. The Grant Shares shall be immediately vested and nonforfeitable. The parties acknowledge their intent that the aggregate number of the Direct Purchase Shares, the Grant Shares and the Option Shares be equal to nine percent of the outstanding shares of Common Stock of the Company.

         4.3 Tax Consequences. Executive understands and agrees that the Company has not advised Executive regarding Executive's income tax liability in connection with the Loan, the Note or grant of the Grant Shares. Executive has reviewed with Executive's own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that Executive (and not the Company) shall be responsible for Executive's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

         4.4 Representations and Warranties. By executing this Agreement, Executive hereby makes the following representations and warranties to, and covenants and agreements with the Company, with the intent and understanding that the Company will rely thereon:

                  (a) The Direct Purchase Shares and the Grant Shares are being acquired for Executive's own account, for investment purposes only, and not for the account of any other person, and not with a view to distribution, assignment, or resale to others or to fractionalization in whole or in part, and that the offering and sale of the Direct Purchase Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Act);



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                  (b) No other person other than Executive and the Company has or shall have a direct or indirect beneficial interest in the Direct Purchase Shares;

                  (c) Executive has a preexisting business or personal relationship with the Company and the Shareholder;

                  (d) In addition to complying with other similar restrictions contained herein, Executive shall not sell, transfer, pledge, hypothecate or otherwise dispose of any interest in the Direct Purchase Shares or Grant Shares unless such interest is registered in accordance with the Act and applicable state securities laws or an exemption from such registration is available and, if required by the Company, an opinion of counsel is delivered to the Company, in a form satisfactory to the Company, that such registration is unnecessary;

                  (e) The Company is under no obligation to register the Direct Purchase Shares or Grant Shares on behalf of Executive or to assist Executive in complying with any exemption from registration;

                  (f) Executive and Executive's counsel, accountants or other advisors have been given the opportunity a reasonable time prior to the execution of this Agreement to ask questions or, and receive answers from, representatives of the Company regarding the Company and to inspect such documents and obtain any additional information as Executive has requested (or Executive's counsel, accountants or other advisors have requested) so as more fully to understand the nature of the investment and to verify the accuracy of the information supplied to Executive; and

                  (g) Executive has such knowledge and experience in financial and business matters so as to be able to evaluate the merits and risks of the investment in the Direct Purchase Shares.

         4.5 Other. Executive agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

SECTION 5 Non-Compete; Confidentiality; Non-Solicitation. In consideration for the amounts which Executive has or shall receive from the Company pursuant to Sections 3, 4 and 6 hereof, Executive agrees to be bound by the Restrictive Covenants set forth in this Section 5.

         5.1. Restrictive Covenants.

                  (a) Non-Compete. Executive shall not, during the Restricted Period, in the United States or any other place where the Company, its subsidiaries or affiliates (which, as of the date of this Agreement include UBICS Holding Company) conduct business, directly or indirectly (except in Executive's capacity as an employee of the Company, and in the best interests of the Company) do any of the following without the prior written consent of the
Company:



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                           (i) engage or participate in any Competing Business;

                           (ii) become interested in (as owner, stockholder,
lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to 4.9% of the outstanding securities of any class of any publicly-traded securities of any company;

                           (iii) solicit or call on, either directly or
indirectly, (A) for purposes of offering or selling products or services competitive with products or services offered or sold by the Company, any customer with whom the Company shall have dealt or any prospective customer that the Company shall have identified and solicited at any time during the one year period prior to the date on which Executive ceases to be employed by the Company; or (B) for the purposes of obtaining or purchasing products or services competitive with products or services obtained or purchased by the Company for resale or other use by the Company, any contractor or supplier with whom the Company shall have dealt at any time during the two year period prior to the date on which Executive ceases to be employed by the Company;

                           (iv) influence or attempt to influence any supplier,
contractor, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

                           (v) influence or attempt to influence any person to
either (A) terminate or modify any employment, consulting, agency, distributorship or other arrangement with the Company, or (B) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the Restricted Period until the expiration of six (6) months from the date such person ceases to have been employed or retained by the Company.

                  (b) Confidentiality. Executive recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and thereafter, Executive shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information revealed, obtained or developed in the course of his employment by the Company; provided, however, that nothing herein contained shall restrict Executive's ability to make such disclosures during the Term as may be necessary or appropriate to the effective and efficient discharge of his duties as an employee hereunder or as such disclosures may be required by law. If Executive or any of his representatives becomes legally compelled to disclose any of the Proprietary Information, Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy.



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                  (c) Property.

                           (i) All right, title and interest in and to
Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Executive shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Executive shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Executive or by others.

                           (ii) Executive agrees that all the Intellectual
Property will be considered "works made for hire" as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. Sections 101 and 201) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may have in the Intellectual Property under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property.

         5.2 Rights and Remedies Upon Breach.

                  (a) Specific Enforcement. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive also acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by Executive, the




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Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements.

                  (b) Extension of Restrictive Period. In the event that Executive breaches of any of the Restrictive Covenants contained in Section 5.1(a), then, with respect to the specific Restrictive Covenant which has been breached, the Restricted Period shall be extended for a period of time equal to the period of time that Executive is in breach of such restriction.

                  (c) Accounting. If Executive willfully breaches, or threatens to commit a breach of any of the Restrictive Covenants, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any action constituting a breach of the Restrictive Covenants. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

         5.3. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

         5.4. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the restrictive covenants set forth in this Section 5 to any employer that Executive may work for during the Restricted Period.

         5.5. Acknowledgments. Executive acknowledges that the Restrictive Covenants contained in Section 5.1 are included herein in order to induce the Company to employ Executive pursuant to the other terms of this Agreement. Executive further acknowledges that the duration and geographic scope of Section
5.1 are reasonable given the nature of this Agreement.


SECTION 6 Termination. Executive's employment hereunder may be terminated at any time. Upon termination, (a) Executive shall be entitled only to such compensation and benefits as described in this Section 6 and (b) Executive's vested stock options and his stock ownership shall be unaffected, except as otherwise provided by the Stock Option Agreement and Stock Option Plan referred to in Section 3.5.

         6.1. Generally. If Executive's employment with the Company is terminated during the Term for any reason other than as specified in Section 6.2, including but not limited to termination (a) by the Company for Cause, (b) as a result of Executive's death, (c) as a result of



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Executive's Disability, or (d) by Executive other than for Good Reason, then the
Company's obligation to Executive will be limited solely to the payment of accrued and unpaid Annual Salary and Benefits through the date of such termination. All Annual Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to Executive, and the Company shall have no further liability or obligation hereunder by reason of such termination.

         6.2. Termination Without Cause or Resignation for Good Reason. If Executive's employment by the Company is terminated during the Term by the Company without Cause or if Executive resigns for Good Reason, the options granted to Executive pursuant to Section 3.5 will become fully vested and Executive will be entitled to payment of (a) all accrued and unpaid Annual Salary and Benefits through the date of such termination, (b) any accrued but unpaid bonus payable under Section 3.3 with respect to a fiscal year ending prior to such termination, (c) Executive's Annual Salary in effect at the date of termination plus Executive's target bonus for the period (the "Severance Period") equal to the longer of (i) 12 months following such termination or resignation or (ii) the remaining Term of this Agreement as in effect on the day prior to such termination or resignation, to be paid in monthly installments over the Severance Period, and (d) continuation of (or payments by the Company sufficient to enable Executive to continue) the welfare benefits in effect at the date of termination until the earlier of the end of the Severance Period or the date when Executive has comparable coverage through another employer. The severance benefits described in this Section 6.2 shall be paid in lieu of and not in addition to any other severance arrangement maintained by the Company. Upon the expiration of the Severance Period, all severance benefits will cease and the Company shall have no further liability or obligation by reason of such termination. Notwithstanding the foregoing, no amount will be paid or benefit provided under Sections 6.2(b), (c) or (d) unless Executive executes and delivers to the Company a release substantially identical to that attached hereto as Exhibit I.

         6.3 Termination Upon Change of Control. If Executive's employment by the Company is terminated during the Term by the Company for any reason other than Cause on the occurrence of a Change of Control or in the two-year period following such Change of Control, the options granted to Executive pursuant to
Section 3.5 will become fully vested and Executive will be entitled to payment of the amounts specified in Sections 6.2(a) through (d), except that the payment pursuant to Section 6.2(c) shall be made in the form of a lump sum as soon as practicable following Executive's termination, but in any event no later than ten days following such termination. Notwithstanding the foregoing, no amount will be paid or benefit provided under Sections 6.2(b), (c) or (d) unless Executive executes and delivers to the Company a release substantially identical to that attached hereto as Exhibit I.

         6.4 Reduction in Payments.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it is determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code and the rulings and regulations promulgated thereunder, then the Company shall pay to Executive an amount equal to twenty percent (20%) of that portion of the Payment that is an excess parachute payment, as determined pursuant to Section 280G(b) of the Code; provided, however, that if the Executive's after-tax position would be more favorable, then, in lieu of such cash payment, the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement hereinafter referred to "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payments to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 6.4, present value shall be determined in accordance with Section 280G of the Code.

                  (b) All determinations required to be made under this Section
6.4 shall be made by the Company's accounting firm ("Accounting Firm") which shall provide, at the Company's expense, within 15 business days of Executive's termination of employment or such earlier time as is requested by the Company,
(i) detailed supporting calculations both to the Company and Executive and (ii) an opinion to Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Agreement Payments and Payments. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Executive shall determine which and how much of the Agreement Payments (or Payments, as the case may be) shall be eliminated or deduced consistent with the requirements of this Section 6.4; provided, however, that, if Executive does not make such determination within ten (10) business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Agreement Payments (or Payments, as the case may be), shall be eliminated or reduced consistent with the requirements of this Section 6.4 and shall notify Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

                  (c) As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments (or Payments, as the case may be) will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments (or Payments, as the case may be) which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Executive, which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as a loan ab initio to Executive which Executive shall repay to the Company, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

SECTION 7 Expenses. The Company will pay or reimburse Executive for reasonable and necessary expenses directly incurred in the course of his employment by the Company in accordance with the standard policies and practices of the Company.

SECTION 8 Other Agreements. Executive represents, warrants and, where applicable, covenants to the Company that:

         8.1. There are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive's execution of this Agreement or Executive's employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Executive's employment hereunder, or would prevent, limit or impair in any way the performance by Executive of his obligations hereunder;

         8.2. Executive's execution of this Agreement and Executive's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound; and

         8.3. Executive is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

SECTION 9 Miscellaneous

         9.1. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

         9.2. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested or (c) sent by telecopier, addressed as follows:

                  If to Executive:

                           Mr. Robert C. Harbage
                           8 Autumn Ridge Road
                           Weston, CT  06883
                           Fax: (203) 221.8014

                  If to Company:

                           UBICS, Inc.
                           333 Technology Drive
                           Suite 210, Southpointe
                           Canonsburg, PA  15317
                           Attn:  Chairman
                           Fax: (724) 746.9597

                  With a Required Copy to:

                           Pepper Hamilton LLP
                           50th Floor One Mellon Bank Center
                           500 Grant Street
                           Pittsburgh, PA  15219-2502
                           Attn:  David J. Lowe, Esquire
                           Fax:  (412) 281.0717

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

         9.3. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Executive by the Company. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

         9.4. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

         9.5. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of its principles of conflicts of laws.

         9.6. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 6, 7 and 9 hereof, and the rights under Sections 3 and 4 which have accrued (and the definitions set forth in Section 1 applicable to such sections) shall survive the expiration of the Term.

         9.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         9.8. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         9.9. Mediation and Arbitration. Any claim, controversy, or dispute arising between the parties with respect to this Agreement (a "Dispute"), shall be referred to non-binding mediation for resolution. The parties will jointly select a neutral mediator for such mediation. If such mediation effort is not successful in resolving the Dispute, the Dispute shall be referred for final and binding arbitration, without appeal to court thereafter. The arbitration shall be conducted pursuant to the terms of the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association, except that discovery may be had in accordance with the Federal Rules of Civil Procedure. The venue for the arbitration shall be the office of the American Arbitration Association closest to the Company's headquarters (the "AAA Office"). The arbitration shall be conducted before a panel of three arbitrators selected as follows: Within 15 business days after a Demand for Arbitration is filed with the AAA Office, each party shall select an arbitrator and, within 10 business days after the end of such 15-day period, such two arbitrators shall select a third arbitrator. Each arbitrator must either have professional experience relating to the business or legal aspects of the subject of the arbitration or be a retired judge. No arbitrator shall (i) have any material interest in the result of the arbitration or (ii) be, or shall ever have been, an affiliate, equity holder or creditor of, or an attorney, accountant, agent or consultant for, any party to such arbitration proceeding. The arbitrators shall meet promptly, fix the time, date and place of the hearing and notify the parties. The parties shall stipulate that the arbitration hearing shall last no longer than five business days. A majority of the panel shall render a decision within 10 days of the completion of the hearing, which decision may include an award of legal fees, costs of arbitration and interest. The panel of arbitrators shall promptly transmit an executed copy of its decision to the parties. The decision of the arbitrators shall be final, binding and conclusive upon the parties. Each party shall have the right to have the decision enforced by any court of competent jurisdiction. Notwithstanding any other provision of this Section, any Dispute in which a party seeks equitable relief may be brought in any court having jurisdiction. The obligations of the parties under this Section shall be specifically enforceable and shall survive any termination of this Agreement.

         9.10. No Mitigation of Damages. In the event that Executive's employment with the Company is terminated by the Company without Cause or is terminated by Executive for Good Reason, Executive shall not be required to mitigate his damages.

         9.11. Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, in each case as of the date first above written.


                                  UBICS, INC.



                                  By: /s/ Babu Srinivas
                                     ----------------------------------------
                                  Name & Title: Babu Srinivas, Vice President



                                  ROBERT C. HARBAGE

                                  /s/ Robert C. Harbage
                                  -------------------------------------------

                                    Exhibit I


                                RELEASE OF CLAIMS

                  Robert C. Harbage hereby fully and forever releases and discharges UBICS, Inc. (the "Company") and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of Executive's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under Federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or Federal law.

                                CONSENT OF SPOUSE

         I, _____________, spouse of the Executive have read and approve the foregoing Agreement (the "Agreement)). In consideration of the grant of shares of UBICS, Inc. (the "Company") as set forth in that Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement or any shares issued pursuant thereto under the community property laws or similar laws relating to marital property.


Dated: ______________, 2000


                                __________________________________________
                                (SIGNATURE OF SPOUSE)


                                __________________________________________
                                (PRINTED NAME)